Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS 2006 THIRD QUARTER FINANCIAL RESULTS
Company Anticipates Profitable 2007
SEATTLE, WA — November 7, 2006 — Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the third quarter and nine months ended September 30, 2006. Total revenue for the third quarter was $32.6 million compared to $44.7 million in the same period of the prior year. Net loss for the quarter improved year-over-year to ($8.3 million) or ($0.37) per share compared to ($10.3 million) or ($0.46) per share in the third quarter of 2005.
Cray reported total gross margin of 35 percent for the third quarter of 2006, a strong improvement compared to 18 percent in the prior year period. Product margin improved significantly year-over-year to 27 percent from 13 percent in the prior year quarter. Driven by strong maintenance contribution, service margin improved to 46 percent from 34 percent in the prior year quarter.
Research and development (R&D) and selling and marketing, general and administrative (SG&A) expenses in the third quarter were $18.8 million compared to $15.9 million in the third quarter of 2005. As anticipated, R&D expense increased in the third quarter due to the delay of a potential development contract.
Third quarter loss from operations was ($7.4 million) compared to ($8.9 million) in the prior year period. Included in the third quarter 2006 loss from operations were non-cash items of $0.5 million related to stock compensation and $3.9 million for depreciation and amortization.
For the nine-month period ended September 30, 2006, Cray reported total revenue of $119.6 million compared to $135.8 million reported in the first nine months of 2005. Net loss for the first nine months of 2006 was ($20.8 million), or ($0.93) per share. Net loss for the comparable nine-month period in 2005 was ($55.1 million), or ($2.49) per share. For the nine months ended September 30, 2006, gross margin improved to 32 percent compared to 12 percent for the first nine months of 2005.
Cash and cash equivalents as of September 30, 2006 improved modestly to $44.2 million, compared to $43.4 million reported as of June 30, 2006. To date, the Company has not drawn upon the credit facility established in the second quarter of 2005.
“The second and third quarters represented one of the best product bookings periods in our Company’s history and an important step toward accomplishing some of our key goals,” said

Peter Ungaro, president and CEO of Cray. “Combined with considerable gross margin improvements, reduced operating expenses and a continued focus on innovation and execution, we are on track to improve our 2006 operating results from top to bottom. We continue to drive toward our goal of a profitable 2007.”
Outlook
Cray currently expects 2006 revenue to be in the range of $220 million, and at this level, the Company anticipates profitability in the fourth quarter. However, this estimate includes about $40 million of revenue expected in the fourth quarter for which there is a reasonable possibility that some or all could be recognized in the first quarter of 2007 due to customer acceptance timing. If this were to occur it would result in lower 2006 revenue and gross margin, and higher than anticipated revenue in the first quarter and full-year of 2007. The Company anticipates total gross margin for the fourth quarter to be lower than the third quarter primarily due to a large, low margin product contract. Combined R&D and SG&A expenses for the fourth quarter of 2006 should be lower than the third quarter, although, if the Company does not receive a Defense Advanced Research Projects Agency (DARPA) Phase III award, or the timing is delayed, expenses would be higher than third quarter levels. The Company may use cash in the fourth quarter, largely to support working capital requirements necessary to fulfill customer contract wins.
Cray anticipates profitability in 2007, with moderate to strong overall revenue growth driven by increased product sales, offset in part by a significant reduction in low-margin development-related revenue. The Company expects research and development co-funding to be recorded primarily as an offset to R&D expense going forward. The DARPA Phase II and Red Storm projects contributed approximately $22 million of revenue in 2005 and are expected to contribute just over $20 million of revenue in 2006, all at gross margins of less than 10 percent. In 2007, the Company expects to recognize less than $1 million of revenue related to development projects.
For the year 2007 Cray targets total revenue of $230 to $260 million — this assumes 2006 revenue in the range of $220 million and is dependent upon the successful introduction of three new products over the next 12 months (code-named: Hood, Eldorado and BlackWidow). Due in part to the timing of product introductions, the first quarter is expected to be the weakest quarter of 2007 and will likely be unprofitable. The Company expects improved gross margins for 2007 and anticipates R&D and SG&A expenses to be modestly higher than 2006. Within the target revenue range, the Company anticipates 2007 operating income in the range of 3 to 7 percent of revenue, including about $3 million of anticipated non-cash stock compensation expense. Assuming target profitability for the year, the Company anticipates a diluted share count of roughly 24 million shares at year-end, excluding shares issuable in the Company’s proposed public offering of common stock — quarterly share counts will vary with operational results and are subject to many variables. Due to the size of large contracts and the difficulty in predicting the timing of customer acceptances and three planned product introductions, quarterly results are likely to fluctuate significantly and there remains a wide range of potential revenue and operating results for 2007.

DARPA HPCS Update
In the second quarter of 2006, Cray submitted a proposal to participate in the third phase of the DARPA High Productivity Computing Systems (HPCS) initiative. Phase III participants may receive up to $250 million of research and development co-funding through 2010 with the goal of enabling a breakthrough in the capability of the next generation of supercomputers, providing for sustained petaflops (1,000 trillion floating point operations per second) levels of performance on real applications and dramatically improving user productivity. If Cray is not an award recipient, or the contract is delayed, R&D expenses will be higher, adversely affecting cash flows and anticipated operating results in the fourth quarter of 2006 and in 2007. The Company currently expects DARPA to announce Phase III award winners by the end of 2006.
Recent Highlights
•	In October, Cray announced that CSC Finland, the Finnish IT center for science, will acquire a 70 teraflops (trillion floating point operations per second) Cray supercomputer code-named Hood — the successor to the Cray XT3TM system. The Hood system will support CSC’s high performance computing users doing research in areas such as physics, chemistry, nanotechnology, linguistics, bioscience, applied mathematics and engineering. The system will be installed in stages beginning in 2006 and continuing through 2008.

•	In July, Cray announced a $52 million contract with the Department of Energy’s National Energy Research Scientific Computing Center (NERSC) to deliver a 100 teraflops Hood system. Completion of the installation is anticipated in the first half of 2007, with acceptance anticipated in mid-2007. NERSC is one of the largest facilities in the world devoted to providing computational resources and expertise for unclassified basic research.

•	In June, Cray announced a $200 million multi-year contract with the Department of Energy’s Oak Ridge National Laboratory (ORNL). Initial deliveries are scheduled in 2006, with a planned upgrade in late 2007 or early 2008, culminating in a petaflops system to be installed in late 2008 or early 2009. The ORNL system will be based on the Cray XT3, Hood and future generation Cray supercomputers and will utilize current and future versions of the AMD OpteronTM processor.

•	In June, Cray announced that the UK’s Engineering and Physical Sciences Research Council selected Cray as the preferred bidder to provide the computing hardware for the Council’s next generation national high performance computing service for the UK academic community. This multi-phase project is expected to operate for up to six years and to have an initial theoretical peak capability of over 50 teraflops, with customer options for additional capability in the future. Contract negotiations are ongoing and are not expected to be complete prior to the first quarter of 2007.

•	On September 29, 2006, Cray filed a registration statement with the Securities and Exchange Commission with respect to a proposed underwritten public offering of common stock. The Company expects to use the proceeds to fund working capital and for general corporate purposes, including product development and capital expenditures.

•	On November 1, 2006, Judge Michael S. Spearman of the Superior Court of the State of Washington for King County approved the dismissal without prejudice of the derivative action filed in that court against certain current and former directors and officers of Cray. This dismissal ends all the litigation involving Cray and its current and former directors and officers that began in May 2005.
Conference Call Information
Cray will host a conference call today, Tuesday, November 7, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss third quarter 2006 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 800-240-4186. International callers should dial 303-205-0055. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 800-405-2236 and entering access code 11075224. International callers can listen to the replay by dialing 303-590-3000, access code 11075224. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Tuesday, November 7, 2006.
About Cray Inc.
Cray designs, develops, manufactures, markets and services high performance computing systems, commonly known as supercomputers. Cray’s supercomputer systems provide capability, capacity and sustained performance far beyond typical server-based computer systems and address challenging scientific and engineering computing problems. For more information, go to www.cray.com.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include fluctuating quarterly operating results, lower margins and operating results due to pricing pressure, the timing of new products and upgrades, the timing and level of government research and development funding, including the DARPA HPCS Phase III contract, supercomputer system purchases and the timing of customer acceptances for products shipped; reliance on third-party suppliers including their competitiveness with other suppliers as well as delays in availability of qualified parts from suppliers; technical challenges of developing high performance computing systems including potential delays in development projects; adequate liquidity and cash resources. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT3 is a trademark of Cray Inc. All other trademarks are the property of their respective owners.
(Financial tables to follow)

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
REVENUE:
Product	$33,285	$19,074	$99,796	$77,990
Service	11,456	13,491	35,998	41,603

Total revenue	44,741	32,565	135,794	119,593

OPERATING EXPENSES:
Cost of product revenue	29,005	13,927	96,567	58,703
Cost of service revenue	7,546	7,242	22,652	22,836
Research and development, net	6,472	9,692	32,932	23,278
Sales and marketing	5,778	4,924	19,951	15,591
General and administrative	3,617	4,134	12,491	14,328
Restructuring and severance	1,201	3	2,933	1,290

Total operating expenses	53,619	39,922	187,526	136,026

Loss from operations	(8,878)	(7,357)	(51,732)	(16,433)

Other expense, net	(254)	(92)	(602)	(1,964)

Interest expense, net	(1,115)	(608)	(2,319)	(1,657)

Loss before income taxes	(10,247)	(8,057)	(54,653)	(20,054)

Income tax expense	3	267	428	748

NET LOSS	$(10,250)	$(8,324)	$(55,081)	$(20,802)

Basic and diluted net loss per common share	$(0.46)	$(0.37)	$(2.49)	$(0.93)

Basic and diluted weighted average shares outstanding	22,155	22,634	22,094	22,475

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share data)

	December 31,	September 30,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$46,026	$44,164
Accounts receivable, net	55,064	45,852
Inventory	67,712	89,225
Prepaid expenses and other current assets	2,909	3,899

Total current assets	171,711	183,140

Property and equipment, net	31,292	24,392
Service inventory, net	3,285	2,937
Goodwill	56,839	59,082
Deferred tax asset	575	696
Intangible assets, net	1,113	1,359
Other non-current assets	8,190	7,172

TOTAL ASSETS	$273,005	$278,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,911	$19,036
Accrued payroll and related expenses	12,145	13,064
Other accrued liabilities	10,702	11,683
Deferred revenue	81,749	96,683

Total current liabilities	119,507	140,466

Long-term deferred revenue	5,234	3,381
Other non-current liabilities	2,317	2,351
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	207,058	226,198

Shareholders’ equity:
Common stock	422,691	425,196
Exchangeable shares	576	—
Deferred compensation	(2,811)	—
Accumulated other comprehensive income	6,258	8,953
Accumulated deficit	(360,767)	(381,569)

TOTAL SHAREHOLDERS’ EQUITY	65,947	52,580

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$273,005	$278,778